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                                                                     EXHIBIT 5.1

September 10, 1998

SI Technologies, Inc.
4611 S. 134th Place
Seattle, WA 98168

RE:    FORM S-3 REGISTRATION STATEMENT

Ladies and Gentlemen:

We have acted as counsel to SI Technologies, Inc. (the "Company") in connection with the preparation of its Registration Statement on Form S-3, No. 333-60421 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company has filed with the Securities and Exchange Commission, with respect to an aggregate of 1,087,632 shares of Common Stock of the Company consisting of 839,664 shares of outstanding Common Stock (the "Shares") and 247,968 shares of Common Stock to be issued upon execution of Warrants issued April 17, 1998 (the "Warrant Shares").

We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) that the Warrant Shares will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Warrants, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



Benjamin F. Stephens
         of
GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.

BFS/dp